Credit Acceptance
25505 West Twelve Mile Road
Southfield, MI 48034-8339
(248) 353-2700
creditacceptance.com

NEWS RELEASE
FOR IMMEDIATE RELEASE
Date: April 29, 2021

Investor Relations: Douglas W. Busk
Chief Treasury Officer
(248) 353-2700 Ext. 4432
IR@creditacceptance.com

Nasdaq Symbol: CACC

CREDIT ACCEPTANCE ANNOUNCES RETIREMENT OF BRETT A. ROBERTS AS CEO AND DIRECTOR; APPOINTMENT OF KENNETH S. BOOTH AS SUCCESSOR; AND ELECTION OF VINAYAK R. HEGDE TO THE BOARD OF DIRECTORS

Southfield, Michigan – April 29, 2021 – Credit Acceptance Corporation (Nasdaq: CACC) (referred to as the “Company”, “Credit Acceptance”, “we”, “our”, or “us”) today announced that Brett A. Roberts, the Company’s Chief Executive Officer and President and a member of the Company’s Board of Directors, will retire at the close of business on May 3, 2021. The Board of Directors has unanimously elected and appointed the Company’s Chief Financial Officer, Kenneth S. Booth, as the Company’s new Chief Executive Officer and President and as a director, effective May 3, 2021.

Tom Tryforos, the Company’s Lead Director, said “I think I speak for all at Credit Acceptance in saying that Brett’s decision to retire came way too soon, but we are extremely grateful for his nearly 30-year commitment and loyalty to the Company. For the past 19 years, Brett served as the Company’s CEO. Under his leadership, and with the support of the rest of the management team, we built a world-class company and culture with an intense and deeply-embedded focus on changing lives.” During Roberts’ tenure as CEO, adjusted net income per share grew at a compounded annual rate of 24.3% per year from $0.62 in 2001 to $38.26 in 2020, and economic profit improved from a loss of $3.2 million to a profit of $471.3 million over the same period. GAAP net income per share over this period grew at a compounded rate of 21.6% per year from $0.57 to $23.47, and GAAP net income improved from $24.7 million to $421.0 million over the same period.

Mr. Booth joined the Company in January 2004 as Director of Internal Audit. He was named Chief Accounting Officer in May 2004 and Chief Financial Officer in December 2004. From August 1991 until joining us, Mr. Booth worked in public accounting, most recently as a senior manager at PricewaterhouseCoopers LLP. “Ken Booth’s appointment as CEO is a natural, evolutionary step. He is a highly respected and proven leader with deep knowledge of the Company’s business and we are very fortunate to have him as CEO. Under Ken’s leadership, we are confident Credit Acceptance’s business and culture will thrive for many years to come,” said Mr. Tryforos.

“The Company is in good hands,” said Mr. Roberts. “We have a remarkably talented senior leadership team. The seven executives that comprise the senior leadership team have over 140 years of combined experience at the Company. Our Board of Directors includes three outside directors who have tremendous experience and wisdom and care deeply about our Company. And today, we are announcing the addition to our Board of Directors of Vinayak Hegde, whom I know and for whom I have great respect. I look forward to watching the Company’s success under Ken’s leadership.”

Vinayak R. Hegde will be joining the Board as an independent director on May 3, 2021. “We are looking forward to adding Vinayak to the Board,” said Mr. Tryforos. “His operational experience, coupled with his proven history of driving strategic growth, will be a benefit to both the Board and management.”

Mr. Hegde served as the President and Chief Operating Officer of Blink Health from July 2020 to March 2021. Prior to that, he served as the Chief Marketing Officer of Airbnb Homes. He was responsible for the growth and marketing of their global business, which grew to $4.8 billion in revenue and over $38 billion in bookings during his tenure. Previously, he served as Global Chief Marketing Officer at Groupon where he managed marketing, national sales and revenue management. He launched their brand campaigns and growth strategy, which grew to service over 50 million customers worldwide with over 160 million Groupon app downloads. He led Groupon’s acquisition of LivingSocial.com, an online marketplace for users to buy and share things to do in their city, serving as President after the transaction. Prior to Groupon, he spent over 12 years at Amazon, where he served as General Manager for Amazon Smile, Amazon Goldbox, the CRM program and all social media channels and led product and engineering for Amazon’s traffic and marketing organization. Mr. Hegde graduated with a Bachelor of Engineering degree from National Institute of Technology, Karnataka, India. Mr. Hegde also sits on the boards of directors of LifeVantage and Gannett.

About Credit Acceptance

Since 1972, Credit Acceptance has offered financing programs that enable automobile dealers to sell vehicles to consumers, regardless of their credit history. Our financing programs are offered through a nationwide network of automobile dealers who benefit from sales of vehicles to consumers who otherwise could not obtain financing; from repeat and referral sales generated by these same customers; and from sales to customers responding to advertisements for our financing programs, but who actually end up qualifying for traditional financing.

Without our financing programs, consumers are often unable to purchase vehicles or they purchase unreliable ones. Further, as we report to the three national credit reporting agencies, an important ancillary benefit of our programs is that we provide consumers with an opportunity to improve their lives by improving their credit score and move on to more traditional sources of financing. Credit Acceptance is publicly traded on the Nasdaq Stock Market under the symbol CACC. For more information, visit creditacceptance.com.

Reconciliation of GAAP Financial Results to Non-GAAP Measures

	GAAP net income per share	Floating yield adjustment per share	Senior notes adjustment per share	Income tax adjustment per share (diluted)	Other adjustments per share	Adjusted net income per share
2001	$0.57	$0.03	$—	$0.05	$(0.03)	$0.62
2020	$23.47	$14.45	$0.22	$0.12	$—	$38.26

($ in millions)	GAAP net income	Floating yield adjustment	Senior notes adjustment	Income tax adjustment	Other adjustments	Adjusted net income	Imputed cost of equity	Economic Profit
2001	$24.7	$1.2	$—	$2.0	$(1.1)	$26.8	$(30.0)	$(3.2)
2020	$421.0	$259.2	$4.0	$2.1	$—	$686.3	$(215.0)	$471.3